Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of CyberArk Software Ltd. for the registration of up to 2,285,076 shares of its ordinary shares and to the incorporation by reference therein of our reports dated March 13, 2024, with respect to the consolidated financial statements of CyberArk Software Ltd. and the effectiveness of internal control over financial reporting of CyberArk Software Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
October 22, 2024